Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated March 25, 2011 pertaining to the 2011 Incentive Plan of AT&T Inc. (AT&T), for the registration of 90,000,000 shares of its common stock,  of our reports dated February 28, 2011, with respect to the consolidated financial statements of AT&T, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2010 and the financial statement schedule of AT&T included therein, filed with the Securities and Exchange Commission.

By:           /s/  Ernst & Young LLP

Dallas, Texas
March 24, 2011